                                                                 EXHIBIT h(2)(d)


                    AMENDMENT NUMBER 3 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2000 is made to the Transfer Agency and Service Agreement dated November 1, 1994, as amended (the "Agreement") between AIM Funds Group (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 10 of the Agreement.

Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.


                                                                Per Account Fee
         Fund Type                                                 Annualized
         ---------                                                 ----------
         Class A, B and C
         Non-Daily Accrual Funds                                     $15.20

         Class A, B and C
         Monthly Dividend and Daily Accrual Funds                     16.20"

Paragraph 4 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

"4.   Other Fees

      IRA Annual Maintenance Fee          $10 per IRA account per year (paid by
                                          investor per tax I.D. number).

      Balance Credit                      The total fees due to the Transfer
                                          Agent from all funds affiliated with
                                          the Fund shall be reduced by an amount
                                          equal to the investment income earned
                                          by the Transfer Agent on the DDA
                                          balances of the disbursement accounts
                                          for those funds.

      Remote Services Fee                 $3.60 per open account per year,
                                          payable monthly and $1.80 per closed
                                          account per year, payable monthly."

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect, except that Amendment Number 2 dated January 1, 1999 is hereby terminated.


                                             AIM FUNDS GROUP



                                             By: /s/ ROBERT H. GRAHAM
                                                 ---------------------------
                                                  President

ATTEST:


/s/ CAROL F. RELIHAN
-------------------------
Secretary

                                             A I M FUND SERVICES, INC.



                                             By: /s/ TONY D. GREEN
                                                 ---------------------------
                                                  President

ATTEST:


/s/ LISA A. MOSS
--------------------------
Assistant Secretary